   As filed with the Securities and Exchange Commission on October 28, 1996


                                                       Registration No. _______


                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549


                                       FORM S-8

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933


                                 BANCORP HAWAII, INC.
                  (Exact name of Issuer as specified in its charter)

                   HAWAII                               99-0148992
          (State of Incorporation)            (IRS Employer Identification No.)

                                 130 MERCHANT STREET
                               HONOLULU, HAWAII  96813
                       (Address of principal executive offices)


              BANCORP HAWAII, INC. DIRECTORS' DEFERRED COMPENSATION PLAN
                                 (Full title of plan)


                                JOSEPH T. KIEFER, ESQ.
                                 BANCORP HAWAII, INC.
                                    P. O. BOX 2900
                                HONOLULU, HAWAII 96846
                                    (808) 537-8111
                            (Name, address, and telephone
                             number of agent for service)

                     CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
  Title of                   Proposed maximum     Proposed
securities to    Amount to    offering price   maximum aggregate    Amount of
be registered  be registered per share or Unit  offering price  registration fee
--------------------------------------------------------------------------------

Common Stock   30,000 shares     $39.00(1)     $1,170,000(1)        $354.55
(par value $2
per share)

Deferred       $1,300,000(3)       100%        $1,300,000(3)        $393.94
Compensation
Obligations (2)

         (1) In accordance with Rule 457 calculated on the basis of the average of the high and low prices for the Common Stock on the New York Stock Exchange composite tape on October 22, 1996.

         (2) The Deferred Compensation Obligations are unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the Bancorp Hawaii, Inc. Directors' Deferred Compensation Plan.

         (3) Estimated solely for purposes of determining the registration fee.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents are incorporated by reference in the registration statement:

(a) The registrant's latest annual report on Form 10-K, or if the financial statements therein are more current, the registrant's latest prospectus filed pursuant to Rule 424(b) of the Securities Exchange Commission under the Securities Act of 1933 containing audited financial statements for the registrant's latest fiscal year for which such statements have been filed.

(b) All other reports filed by the registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

(c) The description of registrant's common stock contained in the registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description.

    All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Set forth below is a summary of deferred compensation obligations created by the Bancorp Hawaii, Inc. Directors' Deferred Compensation Plan (the "Plan"). This summary is qualified in its entirety by reference to the terms of the Plan and the related Trust Agreement, filed as Exhibit 4 hereto and incorporated herein by reference.

     The Plan provides non-employee directors of the registrant and of Bank of Hawaii with the opportunity to make annual elections to defer all annual retainer fees, or all annual retainer and meeting fees, for the following Plan year. The deferred compensation obligations are unsecured general obligations of the registrant to make future payment of deferred compensation (plus any net investment earnings attributable thereto) in accordance with the terms of the Plan.

     Under the Plan, a separate account will be established for each participant. Deferred fees of each participant will be credited to that participant's account as soon as reasonably practicable following the date on which those fees would otherwise be payable to the participant. For purposes of determining the value of each participant's account, the amount allocated to the participant's account (including account balances that existed prior to the Plan amendments effective on September 1, 1996), will be treated as if such amount were invested or reinvested in one or more of the Pacific Capital Funds or shares of the registrant's common stock, as directed by the participant. Each account will be adjusted to reflect appreciation or depreciation in the value attributable to the funds so elected, as well as income or loss attributable to such funds and distributions and expenses charged to the account.

     The value of each participant's account will be distributed upon the termination of such participant's service as a director, or upon such participant's death. Participants may elect to receive distributions either in cash or in kind (I.E. in the form of securities, which may include registrant's common stock, corresponding to those of the funds used to value a participant's account). Participants may elect to receive distributions in a lump sum or in installments, and have the right to designate beneficiaries to receive any distributions payable upon death of an active participant, or any distributions that remain unpaid upon the death of a former participant. Interests of participants under the Plan may not be sold, transferred, assigned, pledged or hypothecated.

     The Plan, which is administered by the Compensation Committee (the "Committee") of the registrant's board of directors, may be amended or terminated at any time by the registrant's board of directors. However, no amendment or termination shall adversely affect any participant's right with respect to amounts then accrued to his account. The deferred compensation obligations are not convertible into another security of the registrant. However, as noted above, registrants have the right to receive distributions in kind.

     The Plan does not require the registrant to actually invest deferred fees in funds selected by participants, or in any other investment. Participants will have no right, title or interest in any investments made by the registrant to aid it in meeting its Plan obligations.

     Although not required by the terms of the Plan, a "rabbi trust" has been established by the registrant pursuant to a Trust Agreement effective as of September 1, 1996. The assets of that trust are intended for use in meeting the registrant's obligations under the Plan. The Trust Agreement requires the trustee to maintain a separate account for each participant, and requires the registrant to irrevocably deposit amounts, equivalent to the deferred fees to be allocated to each participant's account, as soon as practicable following the date on which such fees would otherwise be paid to the participant. However, the trustee (Hawaiian Trust Company, Ltd., a subsidiary of the registrant) is not responsible for computation or collection of contributions from the registrant. Amounts deposited for participants' accounts (and related income) are to be held in trust for the exclusive benefit of participants and their beneficiaries (but subject to claims of the registrant's general creditors, as described below).

     The Trust Agreement requires the trustee to invest trust assets in accordance with the directions of the Committee. The Committee may require the trustee to create one or more separate investment funds, and the Committee is permitted to allow each participant to direct the trustee to invest amounts equivalent to that participant's account in one or more of such funds. It is anticipated (though not required) that the Committee will implement these powers, and for that purpose will require the trustee to utilize investment funds (including common stock of the registrant) that correspond to the funds utilized under the Plan.

     The trust is irrevocable and may not be amended or terminated by the registrant. However, it may be amended by agreement between the trustee and the registrant in certain circumstances. If there is a "change in control" of the registrant (as defined in the Trust Agreement), the Committee's authority to direct the trustee will terminate, and the trustee will act on its own discretion to carry out the terms of the Trust Agreement. Upon a change in control, the registrant will also be obligated to make irrevocable contributions to the trust in amounts sufficient to pay the benefits to which each participant would be entitled as of the date on which the change in control occurs. Also, if the trustee resigns or is removed within one year of a change in control, the trustee (and not the registrant) will select a successor trustee.

     Participants will have no preferred claims on, or beneficial ownership in, any assets of the trust, and the Trust Agreement provides that any rights created under the Plan or the trust shall be mere unsecured contractual rights of the participants against the registrant. Under the Trust Agreement, assets of the trust will remain subject to the claims of the registrant's general creditors as if those assets were general assets of the registrant, subject to provisions of the Trust Agreement that preclude payment of registrant's creditors with trust assets unless the trustee has been so directed by a court, or a person appointed by a court, having jurisdiction over the financial affairs of the registrant. Also, the registrant is prohibited from creating security interests in the trust in favor of any of its creditors. The Trust Agreement provides that if the trustee is informed by the Committee that the registrant is insolvent (as defined in the Trust Agreement), the trustee is to discontinue payments to participants and hold trust assets for the benefit of the registrant's creditors, subject to the rights of Plan participants to pursue their rights as general creditors of the registrant with respect to benefits due under the Plan. Except as otherwise required by law, assets of the trust are not subject to assignment, alienation, pledge, or attachment for the benefit of any participant, or claims of creditors of any participant, and shall not otherwise be voluntarily or involuntarily alienated or encumbered by any participant.

     The registrant has included the deferred compensation obligations in this registration statement because of uncertainty as to whether the deferred compensation obligations would or should be considered to be securities or to be subject to registration under the Securities Act of 1933. Inclusion of such obligations in this registration statement is not an admission by the registrant that such obligations are securities or are subject to the registration requirements of the Securities Act of 1933. This registration statement also includes common stock of registrant to be issued by it to or for the benefit of participants or their beneficiaries pursuant to the Plan and related Trust Agreement.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                                   Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 415-5 of the Hawaii Revised Statutes authorizes a Hawaii corporation to indemnify its directors, officers, employees and agents against certain liabilities and expenses they may incur in such capacities, and provides that such persons have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of certain types of actions or any issue therein. The indemnification provided by Section 415-5 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The registrant's Restated Articles of Incorporation provide for the indemnification of the registrant's directors, officers, employees or agents against certain liabilities. Additionally, the registrant maintains insurance under which its directors, officers, employees or agents are insured against certain liabilities.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                                   Not applicable.

ITEM 8.  EXHIBITS.

         The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.

ITEM 9.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in
Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

         THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, Bancorp Hawaii, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Honolulu, Hawaii, on the 25th day of October, 1996.

                                        BANCORP HAWAII, INC.


                                        By /s/ LAWRENCE M. JOHNSON
                                           ------------------------------------
                                           Lawrence M. Johnson, Chairman of
                                           the Board and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature                           Title                        Date
---------                           -----                        ----

/s/ LAWRENCE M. JOHNSON
--------------------------      Chairman of the Board,      October 25, 1996
Lawrence M. Johnson             Chief Executive
                                Officer and Director


          *                     President and Director      October 25, 1996
--------------------------
Richard J. Dahl


          *                     Director                    October 25, 1996
--------------------------
Peter D. Baldwin


          *                     Director                    October 25, 1996
--------------------------
Mary G.F. Bitterman

          *                     Director                    October 25, 1996
--------------------------
David A. Heenan


          *                     Director                    October 25, 1996
--------------------------
Stuart T.K. Ho


          *                     Director                    October 25, 1996
--------------------------
Thomas C. Leppert


          *                     Director                    October 25, 1996
--------------------------
Herbert M. Richards, Jr.


          *                     Director                    October 25, 1996
--------------------------
H.  Howard Stephenson


          *                     Director                    October 25, 1996
--------------------------
Fred E. Trotter


          *                     Director                    October 25, 1996
--------------------------
Stanley S. Takahashi


          *                     Director                    October 25, 1996
--------------------------
K. Tim Yee


          *                     Chief Financial Officer     October 25, 1996
--------------------------
David A. Houle


          *                     Chief Accounting Officer    October 25, 1996
--------------------------
Denis K. Isono


*By  /s/ LAWRENCE M. JOHNSON
     -----------------------
     Lawrence M. Johnson
     Attorney-in-Fact

                                    EXHIBIT INDEX

                                                      Sequentially
No.                Description                        Numbered Page
--------------------------------------------------------------------

    (4)            Bancorp Hawaii, Inc.
                   Directors' Deferred
                   Compensation Plan
                   (Restatement Effective 1/1/96)
                   with Amendment No. 96-1; and
                   Trust Agreement (Effective 9/1/96)

    (5)            Opinion of Carlsmith Ball
                   Wichman Case & Ichiki
                   re legality

    (23)(a)        Consent of Ernst & Young LLP

    (23)(b)        Consent of Carlsmith Ball
                   Wichman Case & Ichiki
                   (See Exhibit (5))

    (24)           Power of Attorney